UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2010

Omnimmune Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-145507	26-3128407
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4600 Post Oak Place, Suite 352, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 622-8400

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 20, 2010 (the “Closing Date”), Omnimmune Holdings, Inc. (hereinafter, referred to as “we” or “us”) entered into a Term Sheet for Debt Financing and Agreed Upon Restructuring with Margie Chassman (the “Term Sheet”), and in connection therewith, entered into: (i) subscription agreements (the “Subscription Agreements”) described below in Item 3.02 to sell up to $500,000 of unsecured convertible promissory notes to accredited investor entities and individuals (individually, a “Purchaser,” and collectively, the “Purchasers”), and (ii) a Lock-Up Agreement (the Lock-Up Agreement”) with Margie Chassman (“Chassman”) .

In connection with the agreed upon restructuring, our Board of Directors approved anti-dilution protection for our management and angel investors.  Pursuant to the terms of the anti-dilution protection, management will maintain their collective ownership or control of 47.51% of the Company on a fully diluted basis (after giving effect to all shares of common and preferred stock, options and warrants and convertible debt securities), with such protection to remain in place through the next $3.5 million in Net Funding (as defined in the Term Sheet) for the Company.  Certain angel investors may also receive anti-dilution protection allowing them to retain, collectively, 1.93% of the total ownership interest in the Company through the completion of the $500,000 financing contemplated by the Term Sheet.  The anti-dilution protection may be effectuated through the issuance of shares of common stock, adjustable preferred stock, options or any other securities as determined by management and the Board of Directors.

Under the terms of the restructuring, the conversion price of the various notes held by Chassman of approximately $800,000 shall be fixed at $0.01 per share.  In addition, as part of the Lock-Up Agreement, and subject to the limited quarterly “leakage amounts” described in the Lock-Up Agreement, Chassman has agreed to restrict her ability to transfer or sell any convertible notes, shares underlying such notes, and other shares of stock, warrants and other securities for a period of two years.

As part of the restructuring, upon full funding of $500,000, and subject to the Company having sufficient wherewithal to cover the costs and expenses related thereto, including legal costs, the Company is required to use its best efforts to prepare and file a proxy statement with the SEC (the “Proxy”) to obtain stockholder approval for (i) an increase in the authorized common stock of the Company to 500 million shares; (ii)  obtaining authority to cause a reverse stock split for the Company’s common stock in the range of one share for each five to fifty shares outstanding; and (iii) amending the Company’s certificate of incorporation to include a blank check preferred stock authorization. Pending an increase in authorized common shares, any conversion and exercise rights shall be limited based on the current total of 50,000,000 authorized shares in the aggregate.

Item 2.03 Creation of a Direct Financing Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 20, 2010, we entered into agreements that created material direct financial obligations. The agreements are more fully described in Item 3.02 below.

Item 3.02 Unregistered Sale of Securities.

On January 20, 2010, we entered into Subscription Agreements with certain Purchasers for a total aggregate investment in the Company of $200,000 out of a maximum of up to $500,000 to be raised on or before March 31, 2010, as such date may be extended. Pursuant to the Subscription Agreements, we executed and agreed to deliver to the Purchasers unsecured convertible promissory notes with a fixed conversion price of $0.01 per share, subject to customary adjustments (each, a “Note” and collectively, referred to as the “Notes”).

The Notes mature 5 years after the date of issuance (the “Maturity Date”) and bear interest at ten percent (10%) per annum, payable at the request of the Holder.  For the term of the Note, it is convertible into shares of our common stock, par value $0.0001 (the “Common Stock”) at a fixed conversion price (subject to adjustment from time to time upon the occurrence of certain events) of $0.01 per share (the “Fixed Conversion Price”).  Each Purchaser can only convert his Note to the extent that such conversion would not cause such Purchaser to own more than 4.99% of the outstanding shares of our Common Stock.

Additionally, the Notes cannot be converted until such time as we amend our articles of incorporation to increase the number of shares we have authorized to permit the conversion of these Notes into shares of our Common Stock. As described above in Item 1.01 above, and subject to completion of the full $500,000 raise contemplated by the Term Sheet, we have agreed to use our best efforts to prepare and file with the SEC the Proxy.

The foregoing summaries of the terms of the Subscription Agreement, the Notes, the Term Sheet and the Lock-Up Agreement are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 10.1,10.2, 10.3 and 10.4, respectively, which are incorporated herein by reference.

 The sale of the Notes were issued in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) or Section 4(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description

10.1	Form of Subscription Agreement, dated as of January 20, 2010, by and among the Company and the subscribers thereto

10.2	Form of Convertible Note

10.3	Term Sheet for Debt Financing and Agreed Upon Restructuring with Margie Chassman effective as of January 20, 2010

10.4	Lock-Up Agreement with Margie Chassman effective as of January 20, 2010

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNIMMUNE HOLDINGS, INC.

Date: January 26, 2010	By:	/s/ Harris A. Lichtenstein
Harris A. Lichtenstein, Ph.D.
President and Chief Executive Officer